Exhibit 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

WidePoint Corporation
One Lincoln Centre
18W140 Butterfield Road, Suite 1100
Oakbrook Terrace, IL 60181

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of WidePoint Corporation as of September 30, 2005 and 2004, and for the three-month and nine-month periods then ended, as indicated in our report dated January 19, 2006. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005, is incorporated by reference to our report in Form S-8 in the company’s previously filed Registration Statement No. 333-55993.

We are also aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  GRANT THORNTON LLP

Chicago, Illinois
January 19, 2006